UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 2, 2018

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

On March 3, 2017, pursuant to an Asset Purchase Agreement dated November 23, 2016, (the “Purchase Agreement”), Navidea Biopharmaceuticals, Inc. (the “Company”) completed its previously announced sale (the “Asset Sale”) to Cardinal Health 414, LLC (“Cardinal Health 414”) of its assets used, held for use, or intended to be used in operating its business of developing, manufacturing and commercializing a product used for lymphatic mapping, lymph node biopsy, and the diagnosis of metastatic spread to lymph nodes for staging of cancer (the “Acquired Assets”).

In exchange for the Acquired Assets, Cardinal Health 414 (i) made a cash payment to the Company at closing of approximately $80.6 million after adjustments based on inventory being transferred and an advance of $3.0 million of guaranteed earnout payments as part of the March 3, 2017 Global Settlement Agreement between the Company, the Company’s subsidiary, Macrophage Therapeutics, Inc., Capital Royalty Partners II L.P. and certain of its affiliates (collectively, “CRG”) and Cardinal Health 414, (ii) assumed certain liabilities of the Company associated as specified in the Purchase Agreement, and (iii) agreed to make periodic earnout payments (to consist of contingent payments and milestone payments) to the Company based on net sales derived from the purchased Product subject, in each case, to Cardinal Health 414’s right to off-set.

At the closing of the Asset Sale, $3.0 million of such earnout payments were advanced by Cardinal Health 414 to the Company, and paid to CRG as part of the $59.0 million (the “Deposit Amount”) of its alleged indebtedness and other obligations outstanding under the Company’s term loan with CRG, in accordance with the Global Settlement Agreement.

On April 2, 2018, the Company entered into an Amendment to the Asset Purchase Agreement (the “Amendment”). Pursuant to the Amendment, Cardinal Health 414 paid the Company approximately $6.0 million and agreed to pay the Company an amount equal to the unused portion of the letter of credit (not to exceed approximately $7.1 million) promptly after the earlier of (i) the expiration of the letter of credit and (ii) the receipt by Cardinal Health 414 of evidence of the return and cancellation of the letter of credit. In exchange, the obligation of Cardinal Health 414 to make any further contingent payments has been eliminated. Cardinal Health 414 is still obligated to make the milestone payments in accordance with the terms of the earnout provisions of the Purchase Agreement. The Company intends to use the money received in connection with the Amendment to begin a Phase 3 clinical trial for the use of Tc99m tilmanocept to target activated macrophages in the body in treatment of rheumatoid arthritis in the coming months, and to focus its efforts on development of products based on the ManoceptTM platform.

The Company expects to include the Amendment as an exhibit to a future periodic report, to be filed with the U.S. Securities and Exchange Commission. The foregoing description does not constitute a complete summary of the terms of the Amendment and is qualified in its entirety by reference to the full text of the Amendment.

Item 8.01 Other Events.

The Company previously disclosed that it was engaged in ongoing litigation with CRG in the District Court of Harris County, Texas (the “Texas Court”) relating to CRG’s claims of default under the terms of its term loan with CRG.

Following a trial in December 2017, the Texas Court ruled that the Company’s total obligation to CRG is in excess of $66.0 million, limited to $66.0 million under the Global Settlement Agreement. The Texas Court acknowledged only the $59.0 million payment made in March 2017, concluding that the Company owed CRG another $7.0 million, however the Texas Court did not expressly take the Company’s June 2016 payment of $4.1 million into account. The Company believed that this $4.1 million should be credited against the $7.0 million; CRG disagreed.

On January 16, 2018, the Company filed an emergency motion to set supersedeas bond and to modify judgment, describing the Texas Court’s oversight of not explaining how to apply the $4.1 million payment, requesting that the judgment be modified to set the supersedeas amount at $2.9 million so that the Company could stay enforcement of the judgment pending appeal. The Texas Court refused to rule on this motion, and the court of appeals entered an order compelling the Texas Court to set a supersedeas amount.

On March 26, 2018, the Texas Court ordered the Company to put up a supersedeas bond in the amount of $7.8 million. The Company filed for an emergency stay of the order in the appellate court in Harris County. On April 2, 2018, the appellate court denied the Company’s emergency stay motion. The Company continues to believe that the $4.1 million paid to CRG in June 2016 should be credited as payment toward the $66.0 million total obligation, and the Company intends to further contest the matter through the appellate court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIDEA BIOPHARMACEUTICALS, INC.

Date: April 4, 2018	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Operating Officer and Chief Financial Officer